Exhibit 99.1

ChemoCentryx Reports Third Quarter 2020 Financial Results and Recent Highlights

— New Drug Application (NDA) accepted for review by U.S. Food and Drug Administration (FDA) for avacopan in ANCA-associated vasculitis with PDUFA goal date of July 7, 2021 —

— Marketing Authorization Application (MAA) validated by the European Medicines Agency (EMA) for avacopan in ANCA-associated vasculitis —

— Topline data from AURORA Phase II clinical trial of avacopan in Hidradenitis Suppurativa (HS) leads to Company plans for Phase III trial of avacopan in patients with most severe form of HS —

— Topline Data from ACCOLADE trial expected YE 2020 for avacopan for C3 Glomerulopathy (C3G) —

— Novel orally administered checkpoint inhibitor CCX559 to enter clinical development for next generation cancer treatment in H1 2021; avacopan study initiation for Lupus Nephritis on track in same time frame —

— Conference call today at 5:00 p.m. Eastern Time —

MOUNTAIN VIEW, Calif., November 9, 2020 — ChemoCentryx, Inc., (Nasdaq: CCXI), today announced financial results for the third quarter ended September 30, 2020 and provided an overview of the Company’s recent corporate highlights.

“A powerful current of progress propels our enterprise, as exemplified by the recent FDA acceptance for review of our NDA for avacopan for the treatment of ANCA-associated vasculitis,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “We ready ourselves for the bright prospect of changing the treatment paradigm in ANCA vasculitis, while also pursuing the rest of our avacopan pipeline-in-a-drug strategy. To that end, we expect to announce topline data from avacopan in C3G by the end of this year, and we are also on track to start clinical development of avacopan in lupus nephritis and initiate a pivotal Phase III trial of avacopan in patients with severe hidradenitis suppurativa in 2021. Beyond that — let’s not forget — our orally-administered small molecule checkpoint inhibitor CCX559, designed to be a next generation cancer treatment, is also slated to enter the clinic in the first half of 2021.”

Dr. Schall continued, “The marked progress that we have generated in recent quarters at ChemoCentryx continues to drive us toward our goal of becoming a fully-integrated company that provides new kinds of therapies for the most critical diseases. History shows that our unique discovery and development platform has generated not just avacopan but multiple drug candidates for the highest need indications. We will always follow where the science leads, continuing to focus on the areas of the greatest need and greatest promise for patients, and also with the greatest potential reward for our shareholders.”

Key Highlights

•

In September, the FDA accepted for review the Company’s New Drug Application (NDA) for avacopan in the treatment of ANCA-associated vasculitis and set July 7, 2021 as the Prescription Drug User Fee Act (PDUFA) goal date. The NDA included data from the global, Phase III ADVOCATE trial.

•

In November, the Company’s Kidney Health Alliance partner Vifor Fresenius Medical Care Renal Pharma announced that their marketing authorization application (MAA) for avacopan in the treatment of ANCA-associated vasculitis has been validated by the European Medicines Agency (EMA). Approval is expected in the second half of 2021.

•

The results of the Phase III ADVOCATE trial of avacopan for the treatment of ANCA-Associated Vasculitis were shared in oral presentations at Kidney Week 2020, the annual meeting of the American Society of Nephrology (ASN), and ACR Convergence 2020, the annual meeting of the American College of Rheumatology (ACR).

•

In October, the Company announced topline data from the randomized, double-blind, placebo-controlled, multi-center Phase II AURORA clinical trial of avacopan for the treatment of the chronic disabling skin disease Hidradenitis Suppurativa (HS) in patients with moderate or severe disease. Avacopan at 30 mg BID demonstrated a statistically significant higher response than placebo in the pre-specified Hurley Stage III (severe) HS patients and the Company plans to advance avacopan into Phase III development for the treatment of severe HS.

•	The Company expects to announce topline data from the ACCOLADE trial of avacopan for patients with C3 Glomerulopathy (C3G) by year end 2020.

•	The Company remains on track to initiate clinical studies of avacopan in lupus nephritis and its orally administered checkpoint inhibitor, CCX559, for cancer in the first half of 2021.

Third Quarter 2020 Financial Results

Revenue was $5.1 million for the third quarter of 2020, compared to $10.6 million for the same period in 2019. Revenue is recognized based on actual costs incurred as a percentage of total budgeted costs as the Company completes its performance obligations under its alliance agreements. The decrease from 2019 to 2020 was primarily attributable to lower costs incurred in 2020 due to the completion of the avacopan ADVOCATE Phase III pivotal trial.

Research and development expenses were $18.6 million for the third quarter of 2020, compared to $18.1 million for the same period in 2019. The increase from 2019 to 2020 was primarily attributable to professional fees associated with the preparation of the NDA submission for avacopan for the treatment of ANCA vasculitis and higher research and drug discovery expenses, including those tied to the advancement of CCX559, the Company’s orally administered checkpoint inhibitor. These increases were partially offset by lower expenses due to the completion of the avacopan ADVOCATE Phase III pivotal trial and the CCX140 LUMINA-1 Phase II clinical trial in 2019.

General and administrative expenses were $10.4 million for the third quarter of 2020, compared to $6.1 million for the same period in 2019. The increase from 2019 to 2020 was primarily due to higher employee-related expenses, including those associated with our commercialization planning efforts, and higher professional fees.

Net loss for the third quarter of 2020 was $24.1 million, compared to net loss of $12.9 million for the same period in 2019.

Total shares outstanding at September 30, 2020 were approximately 69.1 million shares.

Cash, cash equivalents and investments totaled $485.8 million at September 30, 2020 and the Company projects to end 2020 with cash and investments in excess of $460 million.

Conference Call and Webcast

The Company will host a conference call and webcast today, November 9, 2020 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To participate by telephone, please dial (877) 303-8028 (Domestic) or (760) 536-5167 (International). The conference ID number is 7147318. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the conference call.

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company developing new medications for inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally administered therapies. ChemoCentryx’s lead drug candidate, avacopan (CCX168), successfully completed a pivotal Phase III trial in ANCA-associated vasculitis and a New Drug Application is under review by the U.S. Food and Drug Administration. Avacopan is also in late stage clinical development for the treatment of Hidradenitis Suppurativa and C3 glomerulopathy (C3G).

ChemoCentryx also has early stage drug candidates that target chemoattractant receptors in other inflammatory and autoimmune diseases and in cancer.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated goals and milestones, whether avacopan will be approved by the FDA and EMA for the treatment of ANCA-associated vasculitis, the timing of the FDA’s and EMA’s decision on the NDA and MAA, whether avacopan will be an effective treatment in other indications such HS and C3G, when full data analysis of AURORA and ACCOLADE clinical data might become available or be released, whether a Phase III trial of avacopan in patients with HS will commence in 2021, whether avacopan for lupus nephritis and CCX559 will enter clinical trials in the first half of 2021, whether actual year-end 2020 cash and investments are within projections and whether the Company’s drug candidates will be shown to be effective in ongoing or future clinical trials. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC on March 10, 2020 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Contacts:

Susan M. Kanaya

Executive Vice President,

Chief Financial and Administrative Officer

investor@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com

Investors:

Burns McClellan

Steve Klass

212.213.0006

sklass@burnsmc.com

ChemoCentryx, Inc.

Condensed Consolidated Financial Statements Data

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(unaudited)
Condensed Consolidated Statements of Operations Data:
Revenue:
Collaboration and license revenue from related party	$5,027	$10,581	$60,165	$26,081
Grant revenue	58	—	368	—

Total revenue	5,085	10,581	60,533	26,081
Operating expenses:
Research and development	18,582	18,096	56,655	51,074
General and administrative	10,362	6,116	29,474	17,187

Total operating expenses	28,944	24,212	86,129	68,261

Loss from operations	(23,859)	(13,631)	(25,596)	(42,180)
Total other income (expense), net	(201)	769	116	2,219

Net loss	$(24,060)	$(12,862)	$(25,480)	$(39,961)

Basic and diluted net loss per common share	$(0.35)	$(0.22)	$(0.40)	$(0.71)

Shares used to compute basic and diluted net loss per common share	68,922	58,205	64,500	56,219

			September 30, 2020	December 31, 2019
			(unaudited)
Condensed Consolidated Balance Sheets Data:
Cash, cash equivalents and investments			$485,840	$202,240
Working capital			427,580	115,282
Total assets			533,042	209,083
Long-term debt, net			24,326	19,786
Accumulated deficit			(455,466)	(429,986)
Total stockholders’ equity			404,819	66,000